UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On June 30, 2017, Recro Pharma, Inc. (the “Company”) entered into a License Agreement (the “Agreement”) with Cornell University, as represented by its Center for Technology Licensing (“Cornell”), pursuant to which Cornell granted the Company a worldwide, exclusive, sublicensable, royalty-bearing license in Cornell’s patents and other intellectual property relating to an intermediate-acting neuromuscular blocking agent, a short-acting neuromuscular blocking agent and a reversal agent proprietary to the blocking agents (collectively, the “Compounds”), to develop, manufacture and sell the Compounds. Recro has agreed to develop, manufacture and sell the Compounds. The Agreement calls for Recro to follow a development plan included in the Agreement unless otherwise amended or agreed to by the parties.

Under the terms of the Agreement, Recro is obligated to make: (i) an upfront payment in the amount of $350,000; (ii) an annual license maintenance fee payment until the first commercial sale of a Compound; and (iii) milestone payments upon the achievement of certain milestones, up to a maximum, for each neuromuscular blocking agent, of $5 million for U.S. regulatory approval and commercialization milestones and $3 million for European regulatory approval and comercialization milestones. Recro is also obligated to pay Cornell royalties on net sales of the Compounds at a rate ranging from low to mid single digits, depending on the applicable Compound and whether there is a valid patent claim in the applicable country, subject to an annual minimum royalty amount. In addition, Recro will reimburse Cornell for past and ongoing patent costs related to prosecution and maintenance of the patents related to the Compounds.

The Agreement may be terminated (i) by Recro upon 90 days’ written notice, (ii) by Cornell upon Recro’s material breach, subject to a cure period, and (iii) immediately by Cornell if Recro files any claim asserting the invalidity of any of Cornell’s patent rights related to the Compounds. The royalty term for each Compound expires, on a country-by-country basis, on the later of (i) the expiration date of the longest-lived licensed patent, (ii) the expiration of any granted statutory period of marketing exclusivity, or (iii) the first commercial sale of a generic equivalent of the applicable Compound. On the last to expire royalty term the Agreement will automatically convert to a royalty-free nonexclusive license.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

Date: July 5, 2017